Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S8 (Nos. 333-30882, 333-70608 and 333-119123 of Perfumania Holdings, Inc. and Subsidiaries of our report dated October 13, 2008 related to the consolidated financial statements as of and for the thirteen weeks ended February 2, 2008 and for the year ended October 31, 2007, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

New York, New York

June 30, 2009